CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Trustees
Putnam New York Tax Exempt Opportunities Fund:

We consent to the use of our report dated January 7, 2003, incorporated in this Registration Statement by reference, to Putnam New York Tax Exempt Opportunities Fund and to the references to our firm under the captions "Representations and warranties of Acquiring Fund," "Representations and warranties of Acquired Fund," and "Conditions to Acquiring Fund's obligations" in Appendix A to the Prospectus, "Independent Accountants and Financial Statements" in the Statement of Additional Information and "Independent Accountants and Financial Statements" in Appendix A to the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 8, 2003